Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF

BOUNDLESS VISION INCORPORATED

Pursuant to authority granted by Nevada Revised Statutes paragraph 78.390, the undersigned Secretary and President and Chief Executive Officer of BOUNDLESS VISION INCORPORATED (the "Corporation"), for the purpose of amending and restating the Corporation's Articles Of Incorporation, hereby makes, files and records this Certificate of Amendment and certifies:

That the Board of Directors of the Company adopted by a consent in lieu of meeting of directors, executed on September 24th, 2002, a resolution approving and recommending amendment of the Corporation's Articles of Incorporation as follows:

ARTICLE I

The name of the corporation is "Surge Technologies Corp."; and

That the amendment set forth above was approved by consent in lieu of meeting of shareholders executed on September 30th, 2002, by shareholders holding or controlling by proxy 10,660,017 shares of stock, which constitutes 65.2% of the Corporation's issued and outstanding shares.

                                 /s/ Gordon McPhedran

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                                 Gordon McPhedran, President & CEO

                                 /s/ Bijay Singh

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                                 Bijay Singh, Secretary

Province of Alberta

)

In the City of Calgary

) ss.

)

On October 15, 2002, personally appeared before me, a Notary Public,

Gordon McPhedran who acknowledged that they executed the above instrument.

                                 /s/ Brian O. Phillips

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         Signature of Notary